EXHIBIT 10.1

CONSULTANT AGREEMENT

This agreement, dated as of February 16, 2020, is entered into by and between:

Daniel Shih, holder of Republic of China (Taiwan) passport number 314714051 (“Consultant”),

and

AERKOMM INC., a Nevada corporation., 923 Incline Way, Suite 39, Incline Village, Nevada 89451-9467, USA (“Client”).

The parties agree as follows:

Client hereby appoints Consultant, and Consultant hereby accepts such appointment, to serve as a consultant to Client and to perform the services specified in paragraph 2.1 to the extent reasonably required from time to time by Client from the date hereof through the Termination Date (as defined below), pursuant to the terms and conditions of this Agreement.

1. INDEPENDENT CONTRACTOR STATUS

1.1 The parties expressly intend that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of Client, or any of its subsidiaries, for any purpose whatsoever. Consultant will determine the method, details and means of performing the services set forth in this Agreement. None of the provisions of this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Consultant and Client, or any of its subsidiaries, for any purpose whatsoever.

1.2 Consultant acknowledges and understands that during the term of this Agreement Client may from time to time contract with others to perform similar services.

1.3 Nothing in this Agreement shall prevent Client from determining in its sole judgment the quality or effectiveness of Consultant’s efforts made and results achieved.

1.4 Consultant does not have the power to enter into any contracts on behalf of Client and, without limiting the generality of the foregoing, to authorize any borrowing, financial commitments, lending, pledging, selling, assigning or employment by Client. Consultant will not perform, or be expected or obligated to perform, any broker-dealer, finder, investment banking or investment advisor functions or services, as further elaborated in paragraph 2.4.

2. SERVICES TO BE PERFORMED BY CONSULTANT

2.1 Consultant shall establish and implement a business development strategy for Client. He shall use the title “Business Development Consultant.”

2.2 Consultant will determine the method, details and means of performing the service referred to in paragraph 2.1, provided, however, that Client retains the right to approve or disapprove the activities of Consultant in connection with the foregoing services. Consultant shall immediately cease any activity disapproved of by Client.

2.3 Client will make available to Consultant sales and marketing materials reasonably requested by Consultant in order for Consultant to carry out his obligations under this Agreement. Client may, at its sole discretion, make available and provide Consultant, at his request and free of any charge or fee, with any software, information, documentation, resources and/or equipment relating to Client’s business for use by Consultant during any trade shows or meetings which Consultant may attend in furtherance of this Agreement.

2.4 Client and Consultant acknowledge that Consultant is NOT a state or federally registered or licensed securities broker-dealer or investment banker or agent of a registered or licensed securities broker-dealer or investment banker, nor is anyone associated with Consultant a licensed or registered securities broker-dealer or investment advisor or affiliated with one in any way. Not having such registrations, licenses or qualifications, Client and Consultant agree and acknowledge that Consultant will not perform, or be expected or obligated to perform, any broker-dealer, finder, investment banking or investment advisor functions or services pursuant to Consultant’s obligations hereunder. This includes but is not limited to participating in any type of money raising activities, either directly or indirectly. In addition, all compensation received or to be received by Consultant hereunder shall under no circumstances be construed as a “brokerage commission” or finder’s fee.

3. FURTHER OBLIGATIONS OF CONSULTANT

3.1 Consultant shall be solely responsible for providing his own insurance, including third party liability insurance.

3.2 Except as set forth in paragraph 2.3 above, Consultant shall be solely responsible for providing all tools, materials and equipment necessary for completion of his obligations under this Agreement.

3.3 Upon termination of this Agreement for any reason whatsoever, Consultant shall immediately return to Client all equipment, documentation, information and other property provided by Client without retaining any copy, specifically including, but not limited to, any software, information, documentation, resources and/or equipment referred to in paragraph 2.3 or otherwise received by Consultant from or on behalf of Client.

4. EXPENSES

4.1 Consultant shall provide Client with details of any travel undertaken by Consultant pursuant to this Agreement, including, but not limited to, dates, duration, location, purpose, itinerary and persons met.

4.2 Client shall reimburse Consultant for actual, necessary and reasonable air travel expenses undertaken by Consultant pursuant to this Agreement up to a maximum of Twenty Thousand U.S. Dollars (US$20,000) each calendar month but only, and to the extent to which, Consultant provides receipts for such expenses. Consultant understands and agrees that no expense will be reimbursed unless proven by documented receipts.

4.3 Client shall reimburse Consultant for actual, necessary and reasonable travel-related hotel and meal expenses undertaken by Consultant pursuant to this Agreement up to a maximum of Ten Thousand U.S. Dollars (US$10,000) each calendar month but only, and to the extent to which, Consultant provides receipts for such expenses. Consultant understands and agrees that no expense will be reimbursed unless proven by documented receipts.

4.4 The provisions of Sections 4.2 and 4.3 shall have effect from January 1, 2020.

5. COMPENSATION

Client shall pay Consultant the sum of Ten Thousand U.S. Dollars (US$10,000) each month (the “Monthly Retainer”) until the Termination Date (as defined in this Agreement). The payment of each Monthly Retainer, or any pro rata portion thereof in the event of termination of this Agreement before the Termination Date, shall be made on or before the seventh (7th) calendar day following the end of the relevant month or following the date of termination of this Agreement, whichever occurs earlier.

6. CONSULTANT REPORTING

Consultant shall make monthly reports to the management of Client, or such other persons as Client may direct, of his activities and planned activities pursuant to this Agreement. Consultant acknowledges that such reporting may be to employees or directors of companies which are affiliated with Client.

7. TERMINATION OF AGREEMENT

7.1 Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically on the occurrence of any of the following events, whichever occurs the earliest (the “Termination Date”): (1) one year from the date of this Agreement; (2) death or disability of Consultant; (3) Consultant’s bankruptcy, dissolution or otherwise winding up of his business or affairs, (4) conviction by any court in any country of Consultant of a serious crime, (5) assignment of this Agreement or any duties or obligations under this Agreement by either party without the express written consent of the other party, or (6) termination pursuant to paragraphs 7.2 or 7.3. As used herein, “disability” means the failure of Consultant to perform his obligations pursuant to this Agreement for a period of more than thirty (30) days for any reason, including, without limitation any physical or mental condition.

7.2 Should Client default in the performance of this Agreement, or materially breach any of its provisions, Consultant may terminate this Agreement immediately by giving written notice to Client.

7.3 Should Consultant default in the performance of this Agreement, or materially breach any of its provisions, Client may terminate this Agreement immediately by giving written notice to Consultant.

7.4 Either party may terminate this Agreement with or without cause, at any time upon fifteen (15) days prior written notice to the other party

7.5 In the event of a termination of this Agreement prior to one year from the date of this Agreement, the sole obligation of Client shall be to pay the pro rata amount of the Monthly Retainer due under Section 5 and any documented expenses under Section 4.2.

8. FOREIGN CORRUPT PRACTICES ACT COMPLIANCE

Client advises Consultant that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits any offer, payment, promise to pay, or authorization of the payment of money or anything of value (including money, gifts, preferential treatment and any other sort of advantage), either directly or indirectly, by a United States person, including Client, or any of its contractors, such as Consultant, subsidiaries, affiliates or agents, to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Consultant understands and agrees that Consultant may not and will not, directly or indirectly, offer, promise, grant or authorize the giving of money or anything else of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Consultant understands that these legal restrictions apply fully to Consultant with regard to Consultant’s activities in the course of or in relation to Consultant’s retention by Client, regardless of Consultant’s physical location. Consultant represents and warrants that Consultant fully understands and will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and any other applicable national, state and international laws related to anti-corruption. Consultant agrees that he will not take any action which would cause Client to be in violation of the FCPA or any other applicable anti-corruption law, regulation or Client policy or procedure.

Consultant further represents and warrants that Consultant will know and understand, and act in accordance with, all Client policies and procedures related to anti-corruption and business conduct. Consultant agrees to attend all mandatory compliance training. Consultant undertakes to duly notify Client if Consultant becomes aware of any such violation of Client policies or procedures, or any other violation of law, committed by Consultant or any other person or entity, and to indemnify Client for any losses, damages, fines and/or penalties which Client may suffer or incur arising out of or incidental to any such violation committed by Consultant. Consultant also represents and warrants that Consultant will disclose to the Client if Consultant or any member of Consultant’s family is an official of a foreign government or foreign political party, or is a candidate for foreign political office.

In case of any breach of this Section 8, Client may suspend or terminate this Agreement at any time without notice or indemnity.

9. CONFIDENTIALITY

For purposes of this Agreement, “Confidential Information” includes any information in any form or medium, including without limitation written records, documents, computer-readable disks, tapes, printouts, sound recordings, photographs, reproductions, sketches, notes, or copies or excerpts of them, or other documents or materials that Client considers (acting at all times reasonably and in good faith) confidential, whether or not marked as confidential. Confidential Information includes inventions, software, source code, object code, algorithms, procedures, databases, compilations, technical data, formulas, theories, methods, equipment, samples, designs, data, specifications, drawings, blueprints, prototypes, models, business plans, customer lists, contacts and information, sales and marketing reports, proposals, prices, costs, personnel and payroll records, mailing lists, accounting records, and other trade secrets and information concerning the businesses and other ventures which Client or its affiliates now operates or may operate in the future made by Client or its affiliates. In regard to the above, Consultant agrees as follows:

(a) during the term of this Agreement, Consultant will not disclose or make use of any Confidential Information except as authorized in writing by Client;

(b) after the termination of this Agreement, Consultant will not disclose or make use of any Confidential Information for any purpose, either on his own behalf or on behalf of another person, entity or business;

(c) during the term of this Agreement, Consultant will not provide to Client or make use of any trade secrets or other confidential information belonging to a third party without the express written approval of both Client and such third party;

(d) Consultant represents that he is not subject to any confidentiality, non-competition or other agreement with any third party that would conflict with this Agreement or prevent him from performing all his obligations under this Agreement;

(e) upon demand by Client or upon termination of this Agreement for any reason, Consultant will immediately assemble all property and records of Client or its affiliates in his possession or under his control, including all copies, excerpts, derivations and duplications thereof and all Confidential Information, and return them promptly and unconditionally to Client;

(f) Consultant agrees that during the term of this Agreement and for a period of one (1) year after the Termination Date, he will not, either directly or indirectly, for himself or for any other person or entity, hire, solicit or induce any independent contractor, consultant or employee of the Company to leave their employment or engagement or to cease doing business with Client; and

(g) the provisions of Section 9 will survive the termination of this Agreement

10. TRADE SECRETS

10.1 Consultant covenants and agrees with Client that he will not at any time, including after the Termination Date, without the prior written consent of Client, directly or indirectly use or disclose to any person, except duly authorized officers or directors of Client or its affiliates entitled thereto, any trade secret, business data or other information acquired by him by reason of his involvement and association with Client.

10.2 As it is recognized by all the parties that irreparable damage would result from any violation of paragraph 10.1, it is expressly agreed that, in addition to any and all of the remedies available to it, each party will have the immediate remedy of injunction or such other equitable relief as may be decreed or issued by any arbitral panel or court of competent jurisdiction to enforce paragraph 10.1.

10.3 In the event that any clause or operation of paragraphs 10.1 or 10.2 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraphs 10.1 or 10.2 and such unenforceability or invalidity will be severable from such paragraphs and this Agreement.

10.4 The provisions of Section 10 shall survive the Termination Date.

11. NON-COMPETE CLAUSE

11.1 Consultant shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Client or its affiliates or such other business activity in which Client or its affiliates may substantially engage during the term of this Agreement.

11.2 Consultant shall not, directly or indirectly, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Client or its affiliates or such other business activity in which Client or its affiliates may substantially engage for a period of one (1) year after the Termination Date. This post-contractual non-competition provision is included because Client may, in reliance on this provision, provide Consultant access to trade secrets, customers and other confidential data, technologies, proprietary management or production methods, sensitive information regarding client accounts, future products, marketing plans and good will. Consultant acknowledges that sharing of such trade secrets, proprietary technology and valuable relationships, inter alia, would cause irreparable material damage to Client. Consultant agrees to treat said information as confidential and not to use said information on his own behalf or disclose same to any third party. Consultant also agrees to take reasonable security measures to prevent accidental disclosure.

11.3 Consultant acknowledges and agrees that any actual or potential opportunity within the scope of business of Client, which comes to the attention of Consultant during the term of this Agreement, shall be made available to Client.

11.4 In the event that any clause or operation of paragraph 11.2 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraph 11.2 and such unenforceability or invalidity will be severable from such paragraph and this Agreement.

11.5 The provisions of Section 11 shall survive the Termination Date.

12. INDEMNIFICATION

12.1 Consultant shall hold harmless and indemnify Client against any and all liability imposed or claimed, including attorneys’ fees and other legal expenses, arising directly or indirectly from any act or failure of Consultant, including all claims relating to the injury, disability or death of any person, including Consultant, or damage to any property suffered or experienced in the course of fulfilling Consultant’s obligations under this Agreement, except if and to the extent that such liability arises or results from Client’s or its employees’ or agents’ fraud, willful default or gross negligence.

12.2 Consultant will indemnify and hold harmless Client from and against:

(a) any and all liabilities, whether accrued, absolute, contingent or otherwise, in regard to any taxes, government withholdings and similar liabilities or deductions for amounts paid to Consultant;

(b) any and all damage or deficiencies resulting from any misrepresentation or material breach of this Agreement by Consultant; and

(c) any and all actions, suits, proceedings, demands, assessments, judgments, costs and attorneys’ fees and other legal expenses incident to any of the foregoing.

13. GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, with respect to the services of Consultant, and contains all of the covenants and agreements with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by anyone which are not embodied herein. Any modification of this Agreement must be made in writing and signed by Consultant and Client.

13.2 Partial Invalidity. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The parties shall use all reasonable endeavors to replace the invalid, void or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid, void or unenforceable provision.

13.3 Headings. The headings in this Agreement form no part of the agreement between the parties and will be deemed to have been inserted for convenience only and will not affect the construction hereof.

13.4 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, USA, exclusive of conflict or choice of law rules.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the U.S. Federal Arbitration Act (9 U.S.C., Secs. 1-16).

13.5 Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San José, California, USA before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. In any arbitration arising out of or related to this Agreement, the arbitrators are not empowered to award punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages. Judgment on the Award may be entered in any court having jurisdiction. This paragraph 13.5 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Aerkomm Inc.

DATED: February 16, 2020	By:	/s/ Jeffrey Wun
	Name:	Jeffrey Wun
	Title:	CEO

DATED: February 16, 2020	By:	/s/ Daniel Shih
Daniel Shih